                                                                    Exhibit 10.6


            Portions of this Exhibit were omitted and have been filed
           separately with the Secretary of the Commission pursuant to the Company's application requesting
     confidential treatment under Rule 24b-2 of the Securities Exchange Act.

          AGREEMENT FOR PROMOTION OF TRAFFIC IN REGION I OF THE GENERAL
                   PLAN OF GRANTING (GPG) AND OTHER COVENANTS

AOL DO BRASIL LTDA, a Brazilian limited liability company with its main place of business at Av. Marginal do Rio Pinheiros, 5200 - American Business Park - Bloco B - 2.(degree) floor, enrolled in the National Registry for Legal Entities (CNPJ/MF) under n(0) 03.032.579 /0001-62, in this act represented pursuant to its Articles of Association, hereinafter individually called "AOL";

and

TNL.Acesso S.A. a corporation with its main place of business at Avenida Ceci, 1900 - part, Town de Barueri - SP, enrolled in the National Registry for Legal Entities (CNPJ/MF) under n.(0) 03.772.673/0001-58, in this act represented pursuant to its Articles of Association, hereinafter individually called "TAC";

TAC and AOL are also individually called as a "Party" and jointly as "Parties".

When used in this Agreement, the terms below shall have the following meanings:

     a) "Dialed Access to the Internet" means the User's access to the Internet through telephone calls by means of an infrastructure of Connection to the Internet.

     b) "Agreement" means the present Agreement of Promotion of Traffic in Region I of the GPG [General Plan of Granting] and Other Covenants.

     c)   "ANATEL" means National Agency of Telecommunications.

     d) "Infrastructure of Connection to the Internet" or "Infrastructure" means each and every system made available and/or that may become available by the Operator, being the ISDN accesses excluded, so as to provide connection and access to the Internet through the Commuted Fixed Telephone Service in the modality Local, including the IP Dial Ports, IP Ports and Access circuits, as it may eventually be specified in hiring of its own, which shall include, among others:

          (i) the necessary telecommunications Infrastructure to provide access of AOL's users, in narrow band (i.e. through dialed access, also called "dial-up"), through the installation and continued availability of the IP Dial Port in the modality exclusive for AOL's specific applications.

          (ii) the interconnection dedicated access channel(s) of AOL Network's users or not, to the Internet.

     e) "Internet" means a world net which gathers, connects and interconnects several computer nets, making use of TCP/IP protocol, controlled in Brazil by the Management Committee and abroad by ICANN.

     f) "Confidential Information" means all information and documents of any kind, necessary to allow the attainment of the object of this Agreement, which are delivered to one of the Parties by the other, or by its advisors, auditors, accountants, attorneys, representatives, managers or employees, who related to the Parties's business or to the businesses of its clients, suppliers and associates, including, but not limiting to management data, financial data and market strategies.

     g) "GPG" means the General Plan of Granting approved by Decree n(0)2.534 of April 2, 1998.

     h) "Pulses" means the chargeable telephone pulses, generated by AOL's users in the Operator's Network of the Commuted Fixed Access Service and finished in the ports made available by the Operator.

     i)   "CFAS" means the Commuted Fixed Access Service.

     j) "Users" means all AOL's users who, making use of the CFAS, connect to the Internet, through the ports made available by the Operator for Dial-up Access to the Internet.

     k) "Taxes" means each and every tax, fees, compulsory loans and contributions to PIS [Program of Social Integration], COFINS [Contribution for Financing Social Security], among other taxes, related to this Agreement and imposed by the applicable legislation.

     l) "IP Dial Port" means the set of equipment (accesses and others) or the necessary resources to receive telephone calls and to provide access to the Internet through the CFAS, through Remote Access Servers (RAS) which make interface between the CFAS network and the IP/Internet network.

     m) "IP Port" means the interface in the router connected to the IP Network of any supplier for IP bi-directional traffic to the Internet, which may eventually allow AOL's connection to the Internet.

     n) "Operator(s)" means/mean the CFAS companies chosen by TAC and expressly accepted by AOL, which will supply AOL with Infrastructure of Connection to the Internet.

     o) "CFAS Operator" means the CFAS Operator chosen by TAC and expressly accepted by AOL, which will be the source for the calls of AOL's users in Region I of the GPG.

     p)   "ISDN" means Internet Services Digital Network.

     q)   "ICANN" means Internet Corporation for Assigned Names and Numbers.

     r) "Significant Modification of the Rules Referring to the Dialed Access Traffic to the Internet" means any change in the present interconnection procedure, which gives rise to the exclusion of the dialed access traffic to the Internet of Class I interconnections, as defined in the General Regulations of Interconnections, approved by Resolution n(0)40 of July 23, 1998.

     s) "IP Network" means the Operator's IP network, an integrant part of the Internet network.

     t) "Limit of Pulses" means [**] ([**]) pulses per 30 days, from the sign to this Agreement until 90 days before; [**] ([**]) pulses per 30 days, from to 91st day until the 180th day to this Agreement; [**] ([**]) pulses per 30 days, from to 181st until 270th day to this Agreement and [**] ([**]) pulses in periods from 30 days, remaining to this Agreement.

     u) "AOL's Network" means the servers' network which processes AOL services and products, that of its Affiliates and of its suppliers of content and applications and their respective equipment for data communication.

     v) "Affiliate" means, concerning one of the Parties, a partnership that is controlled or is the controlling company or which is under a common control with such Party.

     w) CFAS Operating of Traffic Telephone Termination Means the operating of CFAS choose from TAC and expressly accept to AOL, whom finished the calls from AOL users, at Region I of the GPG.


Whenever demanded by the context, definitions contained in this Agreement shall apply both in the singular and in the plural and vice-versa, and the masculine gender shall include the feminine and vice-versa.

1.   The Object

     1.1.The object of the present Agreement is the promotion of telephone traffic in Region I of the GPG, through the calls that have their source in the terminals of the CFAS Operator and finish in the Infrastructure of Connection to the Internet, made available by the Operator for dialed access to the Internet on the part of the Users, in Region I of the GPG, through payment by TAC to AOL of commission, as defined in this Agreement.

2.   Interpretation of the Agreement

     2.1. The headings and titles of these instruments serve only the convenience of reference and will not limit or affect the meaning of the provisions of this Agreement.

     2.2. References to any document or other instruments include all its modifications, replacements, consolidations and respective complements, except if expressly otherwise set forth

     2.3. Except if otherwise expressly determined in this instrument, reference to Items or Exhibits apply to the Items and Exhibits of this Agreement.

3.   Compensation

     3.1. Subject to the terms and conditions of the present Agreement, as compensation for the payment of commission for promotion of traffic in Region I of the GPG, AOL commits to hire, with exclusivity, for the period of time this Agreement is in force, the Infrastructure of Connection to the Internet of the Operator(s) in Region I of the GPG.

          3.1.1. During a transition period, when the Infrastructure will be implemented and which shall last for the term of three (03) months, counted as of the execution of this Agreement, AOL will exert all the necessary efforts for the migration to the Infrastructure of Connection to the Internet of the Operator(s) in Region I of the GPG, being forthwith agreed that during such transition period AOL will not practice the exclusivity set forth in 3.1 above. The above period of time will be extended in the localities where the delivery of Ports does not occur due to responsibility attributable to the Operator(s) in Region I of the GPG, related to the Ports which were not delivered.

          3.1.2. It is herein agreed that AOL will be automatically freed from the duty referred to in item 3.1. above in the localities that may eventually provide access to the Internet to its Users and whereto the Operator has expressly refused to offer the Infrastructure, as well as in the localities where the Operator evidently does not comply with the minimum quality standards and other necessary technical conditions, pursuant to the terms of specific hiring.

               3.1.2.1.The exemption set forth in item 3.1 above will not apply to the exclusivity duty of the CFAS Operator. In this case, AOL shall forward its telephone traffic, with exclusivity to the CFAS Operator.

          3.1.3. The exclusivity set forth in item 3.1 above, shall be extended to the IP Ports, needed for the national traffic flow to the Internet generated by the IP Dial Ports hired for Region I of the GPG, independently of the GPG Region where the installation of the said Ports will take place in the following way: AOL will filter IP route advertisements arisen from the operators that do not allow IP traffic exchange through non-paid peering with the Operator(s) in Region I of the GPG.

4.  General Conditions

     4.1. From the execution date of the present Agreement until now (a) six
     (06) months after the entry date in force for the new rules, which contain Significant Modification in the Rules Related to Dialed Access Traffic, or
     (b) the date of December 31, 2005, what happens first, TAC shall monthly pay, as commission, to AOL the amounts described hereinbelow:

          4.1.1. From the First Pulse until the Limit of Pulses:

               4.1.1.1. The amount of R$[**] ([**] reais) per Pulse, for the period of July 1, 2003 until September 30, 2003.

               4.1.1.2. The amount of R$[**] ([**] reais) above comprises two portions, being one in the amount of R$[**] ([**] reais) called "Basic Portion" and the other in the amount of R$[**] ([**] reais) called "Extended Portion".

               4.1.1.3. The amount of R$[**] ([**] reais) per Pulse, for the period of the 91st day until the 180th after the date of this Agreement.

               4.1.1.4. The amount of R$[**] ([**] reais) above comprises portions, being one in the amount of R$[**] ([**] reais) called "Basic Portion" and the other in the amount of R$[**] ([**] reais), called "Extended Portion".

               4.1.1.5. The amount of R$[**] ([**] reais) per Pulse, for the period of the 180th day until the 270th day after the date of this Agreement.

               4.1.1.6. The amount of R$[**] ([**] reais) above comprises portions, being one in the amount of R$[**] ([**] reais) called "Basic Portion" and the other in the amount of R$[**] ([**] reais), called "Extended Portion".

               4.1.1.7. The amount of R$[**] ([**] reais) per Pulse, for the period from the 271st day after the date of this Agreement until December 31, 2005.

               4.1.1.8. The amount of R$[**] ([**] reais) above comprises portions, being one in the amount of R$[**] ([**] reais) called "Basic Portion" and the other in the amount of R$[**] ([**] reais), called "Extended Portion".

          4.1.2. From the Limit of Pulses plus 1 (one) on:

               4.1.2.1. The amount of R$[**] ([**] reais) per Pulse, comprised exclusively by the "Extended Portion" for the period from 90 days after the date of this Agreement.

               4.1.2.2. The amount of R$[**] ([**] reais) per Pulse, comprised exclusively by the "Extended Portion" for the period from the 91st day until the 180th day after the date of this Agreement.

               4.1.2.3. The amount of R$[**] ([**] reais) per Pulse, comprised exclusively by the "Extended Portion" for the period from the 181st day until the 270th day after the date of this Agreement.

               4.1.2.4. The amount of R$[**] ([**] reais) per Pulse, comprised exclusively by the "Extended Portion" from the 271st day after the date of this Agreement until December 31, 2005.

          4.1.3. The Limit of Pulses should be re-adjust in a period for three and three months by the Parties, to adjust, in a common agree, the higher or the minor, in function for the amplification or reduction, of the Infrastructure hiring by the Operator.

     4.2. The payment amounts per Pulse shall be yearly re-adjusted as of the date of this Agreement execution, by applying the variation for the period of the General Index of Prices - Internal Availability (IGP-DI), verified by the Getulio Vargas Foundation, with no loss of the application of a lower variation, in accordance with the negotiation between the Parties. In case such index is extinguished, the official index that replaces it shall be applied. In case the legislation eventually allows re-adjustments in different yearly periods, the least periodicity for adjustment will be automatically applied to the aforementioned amounts, through previous written notice by TAC or AOL.

     4.3. TAC shall furnish AOL, until the tenth day of the second subsequent month when the Pulses were produced, with a monthly report containing the total description of the produced Pulses, report which can be audited by AOL, at its own exclusive discretion.

          4.3.1. TAC states and guarantees that it has the right to audit the verification of the number of Pulses with the Operator of the Commuted Fixed Access Service Operator (CFAS).

          4.3.2. In case there is discrepancy higher than [**]% ([**] per cent) amongst the Pulses stated in the monthly report delivered by TAC and the well-grounded verification performed by AOL, AOL can audit the verification process used, with no loss of AOL's possibility for issuing the respective collection document.

          4.3.3. For the purposes of the auditing set forth in the above item, AOL shall appoint independent auditors, selected among the five major auditing firms in the market (the "big five") to perform such auditing.

          4.3.4. TAC shall, in up to thirty (30) days, counted as of the auditors appointment by AOL, allow the outset of the auditing process with the CFAS Operator and endeavor for such necessary information to be promptly provided.

          4.3.5. Eventual discrepancy verified by the auditing shall be paid or refunded by the benefited Party to the damaged Party within a (30) thirty-day term counted as of the request for such purpose.

     4.4. In case ANATEL or the CFAS's Operator set forth alternative payment plans for the Dialed Access Traffic to the Internet, not taking into consideration the pulses arisen from the traffic ended in the Infrastructure of Connection to the Internet, TAC shall commit to pay monthly to AOL, exclusively in the period of time set forth in the above item 4.1, the equivalent to [**] ([**]) monthly Pulses per AOL User who chooses the alternative plan, being such pulses added to the pulses effectively measured, as described in items 4.1. above, complying with the Limit of Pulses.

     4.5. By the end of the term set forth in item 4.1.above, TAC and AOL will not owe any amount related to the commission for traffic promotion. All the other duties hired by the Parties shall remain valid and efficient throughout the validity of the present Agreement, its Addendums and respective Exhibits, particularly the exclusivity regime for hiring the Operator's Infrastructure of Connection to the Internet.

     4.6. The portions owed by TAC to AOL, pursuant to items 4.1.above, shall be monthly paid until the twenty-fifth day of the second subsequent month when the Pulses were produced in the CFAS Operator of Region I of the GPG, by AOL's Users. The payment shall be effected through a collection instrument to be delivered to TAC at least ten (10) days before the maturity date. There being no banking work on the established date, the payment shall be effected in the first subsequent weekday. The deposit slips in favor of AOL will be considered as valid documents for the evidencing of the receipt of the due payments by TAC.

          4.6.1. In the assumption of delay in the delivery of the monthly report to AOL, within the term set forth in item 4.2 above, AOL shall issue a collection document in amount equal to that verified in the month immediately previous to the month in question. Eventual differences between the amounts thus paid and those effectively due shall be compensated when issuing the collection document of the subsequent month.

     4.7. The amount described in items 4.1.above is gross, being therein already included all the taxes, liens and contributions that AOL is responsible for collecting, no repass whatsoever being allowed, including in what refers to the creation of new levying taxes or to the modification of the levying rules (whether modification of the calculation basis or of aliquots). The payments by TAC to AOL shall be effected with no retention, except for those mandatory by law, of AOL's responsibility.

     4.8. Non-payment, on maturity date, subjects TAC to the following sanctions: (a) fine on arrears of 2% or the maximum percentage allowed by the legislation in force which may eventually replace it, applied over the overall amount of the non-paid debit, on the day following the maturity;
     (b) interest on arrears per month (or fraction of the month) of 1% or the maximum percentage allowed by the legislation in force, which may eventually replace it, counted as of the first (1st) day subsequent to the maturity and applied over the overall amount of the non-paid debit; and (c) updated debit until the date of the effective payment, in accordance with the IGP-DI [FGV] variation or by the index that eventually officially replaces it.

     4.9.TAC shall exert its best efforts, complying with the good faith principle, aiming at maintaining the conditions of the present Agreement, its Addendums and respective Exhibits, equally to those offered by TAC to any server of access to the Internet equivalent to AOL, for similar hiring, avoiding hiring which may affect the balance of the present Agreement.

5.   Validity

     5.1. This Agreement shall be in force as of the date of its execution, remaining in force until the date of December 31, 2005.

6.   Termination

     6.1. The present Agreement can be legally terminated by any of the Parties, with no liens, independently of any judicial or extra-judicial procedure or notification and through a simple written notification to the other Party, in case the other Party:

          6.1.1. Transfers to third parties, wholly or partially, its rights and duties arisen from this Agreement, without the previous written authorization of the other Party;

          6.1.2. Does not comply with any duty set forth in this Agreement, fault which is not corrected within a (60) sixty-day term subsequent to the notification of the other Party;

          6.1.3. By concord between the Parties, with no penalty whatsoever for any of the Parties;

          6.1.4. In case of adjudication of bankruptcy or concordata or liquidation or corporate dissolution of any of the Parties.


     6.2. Contractual termination by virtue of initiative or fault of any of the Parties, before the term agreed upon, in item 5.1 above, except for the provisions of item 6.1 above, shall imply the payment of compensatory fine to the other Party, in the amount of [**] reais (R$ [**]), amount to be re-adjusted every twelve (12) months, counted as of this Agreement's execution date, by applying the variation of the IGP-DI of Getulio Vargas Foundation.

7.   Confidentiality.

     7.1. Due to the access they have had and shall have to Confidential Information of the other Party, the Parties reciprocally commit:

          a) Not to allow access to the other Party's Confidential Information to third parties who are not their managers, employees, representatives, agents and advisors, and to them just in the necessary extent to allow the attainment of the object of this Agreement;

          b) Not to make use of the Confidential Information, except for the aims set forth in this Agreement and/or in other agreements entered into between the Parties; to keep the greatest confidentiality possible related to the received Confidential Information, inclusive rigorously watching over it so that there is no circulation of counterparts, e-mails, faxes and other forms of private or public communication of the Confidential Information, besides the strictly necessary for complying with this Agreement.

     7.2.The Parties acknowledge that it is not considered infraction to the provisions of item 7 of this Agreement, the assumptions when:

          a) The information is made available to the public in general through means that do not arise form its conveyance by the Parties or their respective shareholders/quotaholders, controlled or controlling companies of their respective shareholders/quotaholders, representatives, employees or advisors;

          b) The disclosure is demanded by a Governmental Authority, under the penalty of featuring non-compliance and other penalty. In such assumptions, the material to be disclosed shall be the object of all applicable governmental or judicial protection, and the Party which has to disclose such information shall notify the other Party previously to the disclosure;

          c) The disclosure is previously authorized by the other Party, in writing;

     7.3. The Parties shall instruct all those to whom they supply access to Confidential Information from the other Party about the secrecy duty and about the need not to disclose the obtained information.

     7.4. The Parties will be kept under the duty to maintain the strictest secrecy regarding the Confidential or Privileged Information, obtained by virtue of the execution of this

     Agreement, for a (3) three-year term, counted as of its expiration and its eventual extensions.

     7.5. Violation of the duties set forth in this item or the non-compliance with the confidentiality duties set forth in this instrument, shall subject the infringing Party to refund all the losses incurred by the damaged Party due to such violation, being such indemnification duty exclusively limited to the direct damages duly evidenced that the damaged Party may eventually incur, by virtue of the non-compliance with the confidentiality duties herein agreed upon.

8.   Communications

     8.1. Any notice, notification, request or communication related to the present Agreement shall be sent to the addresses stated below through: (i) registered letter, assumption where the terms shall be counted as of the third weekday subsequent to the mailing date; (ii) telegram, (ii) fax, with transmission evidencing, being pointed out that, in such a situation, the original document must be delivered to the addressed Party via copied and docketed mail within five (5) weekdays, or (iv) personal delivery, with docket signed by the addressee or, in his absence, by a legal representative appointed by him:

TNL.Acesso S.A.

Gerente TAC:A/C Sr. Helder Araujo Passos [ Manager] helder.passos@telemar.com.br
Fax: (11) 3054-8923
Phone:  (11) 3054-8758

AOL

Diretor de Operacoes [Operations Director]
Av. Industrial 600 - 2. andar
Santo Andre - SP
Fax: (11) 4993-5959
Phone:  (11) 4993-5943

9.   Miscellaneous

     9.1. The current Agreement commits the Parties and their successors, at any title.

     9.2. Any modification to this Agreement shall be valid only through written instrument, duly signed by the Parties.

     9.3. The unenforceability or the invalidity of any clause or provision to this Agreement will not affect the enforceability and the validity of the other clauses and provisions, except if the joint provisions give rise to the matter that the Parties' wishes would not have been that of hiring without the unenforceable or invalid provisions.

     9.4.None of the Parties can, by no means, assign, transfer, either fully or partially, the present Agreement or any rights stemming from it, without the written consent of the other

     Party, except in the cases of transference arisen from corporate re-structuring and other forms of merger, spin-off or incorporation of the Parties, as well as in the case of assignment of rights stemming from this Agreement, its Addendums and respective Exhibits to their respective Affiliates.

          9.4.1. Transference rights to Affiliates allowed pursuant to the terms of item 9.4 above, do not apply to Competing Entities, being the latter defined as: (i) legal entity which makes revenue by rendering dialed access services to the Internet or which has as its social object the rendering of dialed access services to the Internet or (ii) legal entity which makes revenue by rendering broad band services to the Internet or which has as its social object the rendering of broad band services to the Internet, except for, in this case, the telecommunication companies. Competing Entity should not be misunderstood with controlled, colligate or controlling legal entities of the service providers to Internet access.

     9.5. Eventual partial or full assignment or transference of the present Agreement or of any rights or duties stemming from it, shall not excuse the Assignor from any of its responsibilities or duties stemming from this Agreement.

     9.6. Abstaining from the performance, by any of the Parties, of the right or authorization they are granted by force of this Agreement, or agreeing with the delays for complying with the other Party's duties, shall not affect those rights and authorizations that can be performed, at any time, at the exclusive discretion of the Party that owns them, nor shall this affect the conditions contained in this Agreement.

     9.7. All the terms set forth in this Agreement shall be counted as determined in article 184 of the Civil Procedure Code, that is, with the exclusion of the day of its beginning and including the date of its expiration.

     9.8. Neither this Agreement, nor any of its provisions shall be interpreted as constitutive of any corporate relationship between the Parties (whether DE JURE or DE FACTO partnership or a trust). The Parties agree not to perform any acts that may induce third parties to fault related to the nature of its relationship and to the absolute independence of one in relation to the other.

     9.9. The items related to intellectual property rights and to confidentiality, shall survive at the expiration or termination of this Agreement.

     9.10. The present Agreement is irrevocably irreversibly executed, committing the Parties and their successors, at any title. For the purposes of the present Agreement, the partnership arisen from merger, spin-off or incorporation of any of the Parties shall be considered successor, independently of its having the same name or corporate registration of the originally contracting Parties.

     9.11. During the term set forth in clause 4.1. hereinbefore, AOL shall not use the eventual mechanisms for price reduction contained in the Agreements with the Operator(s)

     9.12. None of the Parties shall be liable for loss and damages, particularly incidental indirect damages and loss of profit, and it shall not indemnify the other Party's for commercial drawbacks and for the complaints of third parties or of its clients, arisen from failures occurred during the operation of the other Party's responsibility, except for the cases of direct damages or in such cases in which deliberate action or omission of one Party is evidenced, aiming at damaging the other Party (malice).

10.  Jurisdiction

     The Parties elect the jurisdiction of the City of Sao Paulo, with express waiver of any other, privileged as it may be, to settle any queries or controversies from the present Agreement.

In witness whereof, the Parties execute the present Agreement, on their behalf and on behalf of their successors and heirs, in two (02) counterparts of equal form and content, to a single effect, in the presence of two (02) witnesses below, who were present throughout.


                                               Sao Paulo,  March 31, 2003.

TNL.Acesso S.A.


/s/ Marcelo de Carvalho Pereira         /s/ Maria Theresa Rossi Vilela
------------------------------------    ----------------------------------------
Marcelo de Carvalho Pereira              Maria Theresa Rossi Vilela
Identity Card:                           Identity Card:


AOL do Brasil Ltda.

/s/ Edson Pavao
------------------------------------     ---------------------------------------
Edson Pavao
Identity Casd:                           Identity Card:





Witnesses:

/s/ Mariana Sampaio                      /s/ Ricardo Fonzaghi
------------------------------------     ---------------------------------------
1. Name: Mariana Sampaio                 2. Name: Ricardo Fonzaghi
Identity Card:                           Identity Card: